UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 10, 2007

Consolidated Edison, Inc.

(Exact name of registrant as specified in its charter)

New York	1-14514	13-3965100
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Irving Place, New York, New York	10003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(212) 460-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 1.01	Entry into a Material Definitive Agreement

On December 10, 2007, subsidiaries of Consolidated Edison, Inc. (“Con Edison”) entered into purchase and sale agreements to sell their ownership interests in power generating projects amounting to approximately 1,706 megawatts to North American Energy Alliance, LLC, (“NAEA”) for $1.477 billion in cash, subject to closing adjustments.

The sale is subject to, among other things, federal and state regulatory approvals, including approval from the Federal Energy Regulatory Commission, expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and a filing with the Committee on Foreign Investment in the United States under Section 721 of the Defense Production Act of 1950, as amended (the “Exon-Florio Provision”) and receipt of written notice that no action will be taken pursuant to the Exon-Florio Provision. Con Edison has guaranteed certain obligations of the Con Edison subsidiaries under the purchase and sale agreements. Pending receipt of the necessary approvals, the transactions contemplated by the agreements are expected to close in the first half of 2008. In the case of each of the agreements, either party may terminate the agreement if the closing contemplated under that agreement does not occur on or before December 30, 2008.

The foregoing description of the purchase and sale agreements does not purport to be complete and is qualified in its entirety by reference to the agreements which are filed as Exhibits 10.1 and 10.2 to this report.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit 10.1	Purchase and Sale Agreement, dated as of December 10, 2007, by and between Consolidated Edison Development, Inc. and North American Energy Alliance, LLC.

Exhibit 10.2	Purchase and Sale Agreement, dated as of December 10, 2007, by and between CED/SCS Newington, LLC and North American Energy Alliance, LLC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED EDISON, INC.

By	/s/ Edward J. Rasmussen
Edward J. Rasmussen
Vice President and Controller

Date: December 14, 2007

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